Exhibit 1.1

KANSAS GAS SERVICE SECURITIZATION I, L.L.C.

KANSAS GAS SERVICE, A DIVISION OF ONE GAS, INC.

$336,000,000 SERIES 2022-A SENIOR SECURED SECURITIZED UTILITY TARIFF

BONDS, TRANCHE A

UNDERWRITING AGREEMENT

November 9, 2022

To the Representatives named in Schedule I hereto

of the Underwriters named in Schedule II hereto

Ladies and Gentlemen:

1. Introduction. Kansas Gas Service Securitization I, L.L.C., a Delaware limited liability company (the “Issuer”), proposes to issue and sell $336,000,000 aggregate principal amount of its Series 2022-A Senior Secured Securitized Utility Tariff Bonds, Tranche A (the “Bonds”), identified in Schedule I hereto. The Issuer and Kansas Gas Service, a Division of ONE Gas, Inc., an Oklahoma corporation (“ONE Gas”), and the Issuer’s sole member (“Kansas Gas”), hereby confirm their agreement with the several Underwriters (as defined below) as set forth herein.

The term “Underwriters” as used herein shall be deemed to mean the entity or several entities named in Schedule II hereto and any underwriter substituted as provided in Section 7 hereof and the term “Underwriter” shall be deemed to mean any one of such Underwriters. If the entity or entities listed in Schedule I hereto as representative (the “Representatives”) are the same as the entity or entities listed in Schedule II hereto, then the terms “Underwriters” and “Representatives”, as used herein, shall each be deemed to refer to such entity or entities. All obligations of the Underwriters hereunder are several and not joint. If more than one entity is named in Schedule I hereto, any action under or in respect of this underwriting agreement (“Underwriting Agreement”) may be taken by such entities jointly as the Representatives or by one of the entities acting on behalf of the Representatives and such action will be binding upon all the Underwriters.

2. Description of the Bonds. The Bonds will be issued pursuant to an indenture to be dated as of November 18, 2022, as supplemented by one or more series supplements thereto (as so supplemented, the “Indenture”), between the Issuer and U.S. Bank Trust Company, National Association as indenture trustee (the “Indenture Trustee”) and U.S. Bank National Association as securities intermediary (the “Securities Intermediary”). The Bonds will be senior secured obligations of the Issuer and will be supported by securitized utility tariff property (as more fully described in the Financing Order issued on August 18, 2022 (the “Financing Order”) by the State Corporation Commission of the State of Kansas (“KCC”) relating to the Bonds, the “Securitized Utility Tariff Property”), to be sold to the Issuer by Kansas Gas pursuant to the Securitized Utility Tariff Property Purchase and Sale Agreement, to be dated on or about November 18, 2022 between Kansas Gas and the Issuer (the “Sale Agreement”). The Securitized Utility Tariff Property securing the Bonds will be serviced pursuant to the Securitized Utility Tariff Property Servicing Agreement, to be dated on or about November 18, 2022 between Kansas Gas, as servicer, and the Issuer, as owner of the Securitized Utility Tariff Property sold to it pursuant to the Sale Agreement (the “Servicing Agreement”).

3. Representations and Warranties of the Issuer. The Issuer represents and warrants to the several Underwriters that:

(a) The Bonds have been registered on Form SF-1 pursuant to guidance from the Securities and Exchange Commission (the “Commission”) and in accordance with such guidance the Issuer and the Bonds meet the requirements for the use of Form SF-1 under the Securities Act of 1933, as amended (the “Securities Act”). The Issuer, in its capacity as co-registrant and issuing entity with respect to the Bonds, and Kansas Gas, in its capacity as co-registrant and as sponsor for the Issuer, have filed with the Commission a registration statement on such form on September 7, 2022 (Registration Nos. 333-267322 and 333-267322-01), as amended by Amendment No. 1 thereto dated October 14, 2022, Amendment No. 2 thereto dated October 19, 2022, Amendment No. 3 thereto dated October 26, 2022 and Amendment No. 4 thereto dated October 28, 2022, including a prospectus, for the registration under the Securities Act of up to $336,000,000 aggregate principal amount of the Bonds. Such registration statement, as amended (“Registration Statement Nos. 333-267322 and 333-267322-01”), has been declared effective by the Commission and no stop order suspending such effectiveness has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Issuer, threatened by the Commission. References herein to the term “Registration Statement” shall be deemed to refer to Registration Statement Nos. 333-267322 and 333-267322-01, including any amendment thereto, and any information in a prospectus as amended or supplemented as of the Effective Date (as defined below), deemed or retroactively deemed to be a part thereof pursuant to Rule 430A under the Securities Act (“Rule 430A”) that has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Applicable Time (as defined below), which the parties agree is the time of the first contract of sale (as used in Rule 159 under the Securities Act) for the Bonds, and shall be considered the “Effective Date” of the Registration Statement relating to the Bonds. Information contained in a form of prospectus (as amended or supplemented as of the Effective Date) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430A shall be considered to be included in the Registration Statement as of the time specified in Rule 430A. The final prospectus relating to the Bonds, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, is referred to herein as the “Final Prospectus”; and the most recent preliminary prospectus that omitted information to be included upon pricing in a form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act and that was used after the initial effectiveness of the Registration Statement and prior to the Applicable Time (as defined below) is referred to herein as the “Pricing Prospectus”. The Pricing Prospectus and the Issuer Free Writing Prospectuses (as defined below) identified in Section B of Schedule III hereby considered together with the Intex File (as defined below), are referred to herein as the “Pricing Package”.

(b) (i) At the earliest time after the filing of the Registration Statement that the Issuer or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Securities Act) of the Bonds and (ii) at the date hereof, Issuer was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act.

(c) At the time the Registration Statement initially became effective, at the time of each amendment (whether by post-effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Bonds, the Registration Statement fully complied, and the Final Prospectus, both as of its date and at the Closing Date, and the Indenture, at the Closing Date, will fully comply in all material respects with the applicable provisions of the Securities Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), respectively, and, in each case, the applicable instructions, rules and regulations of the Commission thereunder; the Registration Statement, at each of the aforementioned dates, did not and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; the Final Prospectus, both as of its date and at the Closing Date, will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the foregoing representations and warranties in this paragraph (b) shall not apply to statements or omissions made in reliance upon and in conformity with any Underwriter Information as defined in Section 11(b) below or to any statements in or omissions from any Statements of Eligibility on Form T-1 (or amendments thereto) of the Indenture Trustee under the Indenture filed as exhibits to the Registration Statement or to any statements or omissions made in the Registration Statement or the Final Prospectus relating to The Depository Trust Company’s (“DTC”) Book-Entry System that are based solely on information contained in published reports of the DTC.

(d) As of the Applicable Time (as defined below) and, if applicable, on the date of its filing the Pricing Prospectus and each Issuer Free Writing Prospectus (as defined below) (other than the Pricing Term Sheet, as defined in Section 5(b) below), did not include any untrue statement of a material fact nor when considered together, omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except that the principal amount of the Bonds, the initial principal balance, the scheduled final payment date, the final maturity date, the expected average life and related sensitivity data, proceeds to the Issuer, underwriters’ allocation of the Bonds, selling concession, reallowance, discounts, issuance date, the expected amortization schedule and the expected sinking fund schedule described in the Pricing Prospectus were subject to completion or change based on market conditions and the interest rate, price to the public and underwriting discounts and commissions for the Bonds as well as certain other information dependent on the foregoing and other pricing related information was not included in the Pricing Prospectus). The Pricing Package, at the Applicable Time, did not, and at all subsequent times through the completion of the offer and the sale of the Bonds on the Closing Date will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The two preceding sentences do not apply to statements in or omissions from the Pricing Prospectus, the Pricing Term Sheet or any other Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Information. “Issuer

Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h) under the Securities Act, relating to the Bonds, in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Issuer’s records pursuant to Rule 433(g) under the Securities Act. References to the term “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405 under the Securities Act. “Intex File” means the files available at the Intex deal titled xkgss22a.cdi concerning the characteristics of the Bonds or Securitized Utility Tariff Property. References to the term “Applicable Time” mean 3:05 PM, Eastern Time, on the date hereof, except that if, subsequent to such Applicable Time, the Issuer, Kansas Gas and the Underwriters have determined that the information contained in the Pricing Prospectus or any Issuer Free Writing Prospectus issued prior to such Applicable Time included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Issuer, Kansas Gas and the Underwriters have agreed to terminate the old purchase contracts and have entered into new purchase contracts with purchasers of the Bonds, then “Applicable Time” will refer to the first of such times when such new purchase contracts are entered into. The Issuer represents, warrants and agrees that it has treated and agrees that it will treat each of the free writing prospectuses listed on Schedule III hereto as an Issuer Free Writing Prospectus, and that each such Issuer Free Writing Prospectus has fully complied and will fully comply with the applicable requirements of Rules 164 and 433 under the Securities Act, including timely Commission filing where required, legending and record keeping.

(e) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Bonds on the Closing Date or until any earlier date that the Issuer or Kansas Gas notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development the result of which is that such Issuer Free Writing Prospectus conflicts or would conflict with the information then contained in the Registration Statement or includes or would include an untrue statement of a material fact or, when considered together with the Pricing Prospectus, omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) Kansas Gas or the Issuer has promptly notified or will promptly notify the Representatives and (ii) Kansas Gas or the Issuer has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Information.

(f) The Issuer has been duly formed and is validly existing as a limited liability company in good standing under the Delaware Limited Liability Company Act, as amended, with full limited liability company power and authority to execute, deliver and perform its obligations under this Underwriting Agreement, the Bonds, the Sale Agreement, the Servicing Agreement, the Indenture, the amended and restated limited liability company agreement of the Issuer to be dated as of November 18, 2022 (the “LLC Agreement”), the administration agreement to be dated the Closing Date between the Issuer and Kansas Gas (the “Administration Agreement”) and the other agreements and instruments contemplated by the Pricing Prospectus (collectively, the “Issuer Documents”) and to own its properties and conduct its business as described in the Pricing Prospectus; the Issuer is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where failure to so qualify or to be in good standing would not have a material adverse effect on the business, properties or financial condition of the Issuer; the Issuer has not conducted and will conduct no business in the future that would be inconsistent with the description of the Issuer’s business set forth in the Pricing Prospectus; the Issuer is not a party to or bound by any agreement or instrument other than the Issuer Documents and other agreements or instruments incidental to its formation and the Rating Agency Letters (as defined below); the Issuer has no material liabilities or obligations other than those arising out of the transactions contemplated by the Issuer Documents and as described in the Pricing Prospectus; Kansas Gas is the beneficial owner of all of the limited liability company interests of the Issuer; and based on current law, the Issuer is not classified as an association taxable as a corporation for United States federal income tax purposes.

(g) The issuance and sale of the Bonds by the Issuer, the purchase of the Securitized Utility Tariff Property by the Issuer from Kansas Gas and the consummation of the transactions herein contemplated by the Issuer, and the fulfillment of the terms hereof on the part of the Issuer to be fulfilled, will not result in a violation, or default under (i) the Issuer’s certificate of formation, as amended to date, or the LLC Agreement (collectively, the “Issuer Charter Documents”), (ii) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which the Issuer is a party or (iii) any statute, law, rule regulation, judgment, order or decree applicable to the Issuer of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of its properties, except (in the case of clauses (ii) and (iii)) as would not have a material adverse effect on the business, properties or financial condition of the Issuer.

(h) This Underwriting Agreement has been duly authorized, executed and delivered by the Issuer, which has the necessary limited liability company power and authority to execute, deliver and perform its obligations under this Underwriting Agreement.

(i) The Issuer (i) is not in violation of the Issuer Charter Documents, (ii) is not in default and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, except for any such defaults that would not, individually or in the aggregate, have a material adverse effect on its business, property or financial condition, and (iii) is not in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property may be subject, except for any such violations that would not, individually or in the aggregate, have a material adverse effect on its business, property or financial condition.

(j) The Indenture has been duly authorized by the Issuer, and, on the Closing Date, will have been duly executed and delivered by the Issuer and when executed and delivered by the Indenture Trustee will be a valid and binding instrument, enforceable against the Issuer in accordance with its terms except as enforcement thereof may be limited (i) by laws and principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) affecting the enforcement of creditors’ rights, including, without limitation, bankruptcy, reorganization, insolvency arrangement, fraudulent transfer or conveyance, moratorium, receivership, assignment for the benefit of creditors laws, and (ii) the applicable regulatory requirements (including the approval of the KCC (collectively, the “Enforceability Exceptions”). On the Closing Date, the Indenture will (i) comply as to form in all material respects with the requirements of the Trust Indenture Act and (ii) conform in all material respects to the description thereof in the Pricing Prospectus and Final Prospectus.

(k) The Bonds have been duly authorized by the Issuer for issuance and sale to the Underwriters pursuant to this Underwriting Agreement and, when executed by the Issuer and authenticated by the Indenture Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of this Underwriting Agreement, will constitute valid and binding obligations of the Issuer entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, except as the enforceability thereof may be limited by the Enforceability Exceptions, and the Bonds conform in all material respects to the description thereof in the Pricing Prospectus and Final Prospectus. The Issuer has all requisite limited liability company power and authority to issue, sell and deliver the Bonds in accordance with and upon the terms and conditions set forth in this Underwriting Agreement and in the Pricing Prospectus and Final Prospectus.

(l) There are no legal or governmental actions, suits or proceedings pending or, to the Issuer’s knowledge, threatened (i) against the Issuer or (ii) which has as the subject thereof any property owned or leased by the Issuer, except for such actions, suits or proceedings that, if determined adversely to the Issuer, would not reasonably be expected to result in a material adverse effect on the Issuer’s business, property or financial condition or materially adversely affect the consummation of the offering of the Bonds.

(m) Other than any necessary action of the KCC, any filings required under the Securitization Act or Financing Order or as otherwise set forth or contemplated in the Pricing Prospectus including the filing of the issuance advice letter contemplated by Ordering Paragraph 127 of the Financing Order, no approval, authorization, consent or order of any public board or body (except such as have been already obtained and other than in connection or in compliance with the provisions of applicable blue-sky laws or securities laws of any state, as to which the Issuer makes no representations or warranties), is legally required for the issuance and sale by the Issuer of the Bonds.

(n) The Issuer is not, and, after giving effect to the sale and issuance of the Bonds, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

(o) The Issuer will rely on an exclusion or exemption from the definition of “investment company” under the 1940 Act under Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuer. The Issuer is not a “covered fund” for purposes of regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(p) The nationally recognized accounting firm which has performed certain procedures with respect to certain statistical and structural information contained in the Pricing Prospectus and the Final Prospectus, are independent public accountants.

(q) Each of the Sale Agreement, the Servicing Agreement, the Administration Agreement and LLC Agreement has been duly authorized by the Issuer, and when executed and delivered by the Issuer on or prior to the Closing Date and the other parties thereto, will constitute a valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

(r) The Issuer has complied with the written representations, acknowledgements and covenants (the “17g-5 Representations”) relating to compliance with Rule 17g-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) set forth in the (i) undertaking letter, dated as of August 17, 2022, by Kansas Gas to Fitch (as defined below) and (ii) undertaking letter, dated as of August 17, 2022, by Kansas Gas to Moody’s (as defined below, and together with Fitch, the “Rating Agencies”) and the Issuer (collectively, the “Rating Agency Letters”), other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(s) The Issuer will comply, and has complied, in all material respects, with its diligence and disclosure obligations in respect to the Bonds under Rule 193 of the Securities Act and Items 1111(a)(7) and 1111(a)(8) of Regulation AB.

(t) The Bonds are not subject to the risk retention requirements imposed by Section 15G of the Exchange Act.

4. Representations and Warranties of Kansas Gas. Kansas Gas represents and warrants to the several Underwriters that:

(a) Kansas Gas, in its capacity as co-registrant and sponsor for the Issuer and with respect to the Bonds, meets the requirements to use Form SF-1 under the Securities Act and has filed with the Commission Registration Statement Nos. 333-267322 and 333-267322-01 for the registration under the Securities Act of up to $336,000,000 aggregate principal amount of the Bonds. Registration Statement Nos. 333-267322 and 333-267322-01 have been declared effective by the Commission and no stop order suspending such effectiveness has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of Kansas Gas, threatened by the Commission.

(b) (i) At the earliest time after the filing of the Registration Statement that Kansas Gas made a bona fide offer (within the meaning of Rule 164(h)(2) of the Securities Act) of the Bonds and (ii) at the date hereof, Kansas Gas was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act.

(c) At the time the Registration Statement initially became effective, at the time of each amendment (whether by post-effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Bonds, the Registration Statement fully complied, and the Final Prospectus, both as of its date and at the Closing Date, and the Indenture, at the Closing Date, will fully comply in all material respects with the applicable requirements of the Securities Act and the Trust Indenture Act, respectively, and, in each case, the applicable instructions, rules and regulations of the Commission thereunder; the Registration Statement, at each of the aforementioned dates, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; the Final Prospectus, both as of its date and at and at the Closing Date, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the foregoing representations and warranties in this paragraph (c) shall not apply to statements or omissions made in reliance upon and in conformity with any Underwriter Information or to any statements in or omissions from any Statement of Eligibility on Form T-1, or amendments thereto, of the Indenture Trustee under the Indenture filed as exhibits to the Registration Statement or to any statements or omissions made in the Registration Statement or the Final Prospectus relating to DTC’s Book-Entry System that are based solely on information contained in published reports of the DTC.

(d) As of the Applicable Time and on the date of its filing, if applicable, the Pricing Prospectus, each Issuer Free Writing Prospectus (other than the Pricing Term Sheet) and the Intex File, did and do not include any untrue statement of a material fact or omit (with respect to each Issuer Free Writing Prospectus and the Intex File, when taken together with the Pricing Prospectus) to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except that the principal amount of the Bonds, the initial principal balance, the scheduled final payment date, the final maturity date, the expected average life and related security data proceeds to the Issuer, underwriters’ allocation for the Bonds, selling concession, reallowance discounts, issuance date, the expected amortization schedule and the expected sinking fund schedule described in the Pricing Prospectus were subject to completion or change based on market conditions, and the interest rate, price to the public and underwriting discounts and commissions for the Bonds as well as certain other information dependent on the foregoing and other pricing related information was not included in the Pricing Prospectus). The Pricing Package, at the Applicable Time, did not, and at all subsequent times through the completion of the offer and the sale of the Bonds on the Closing Date, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The two preceding sentences do not apply to statements in or omissions from the Pricing Prospectus, the Pricing Term Sheet or any other Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Information. Kansas Gas represents, warrants and agrees that it has treated and agrees that it will treat each of the free writing prospectuses listed on Schedule III hereto as an Issuer Free Writing Prospectus, and that each such Issuer Free Writing Prospectus has fully complied and will fully comply with the applicable requirements of Rules 164 and 433 under the Securities Act, including timely Commission filing where required, legending and record keeping.

(e) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Bonds on the Closing Date or until any earlier date that the Issuer or Kansas Gas notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development the result of which is that such Issuer Free Writing Prospectus conflicts or would conflict with the information then contained in the Registration Statement or includes or would include an untrue statement of a material fact or, when considered together with the Pricing Prospectus, omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) Kansas Gas or the Issuer has promptly notified or will promptly notify the Representatives and (ii) Kansas Gas or the Issuer has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Information.

(f) ONE Gas has been duly formed and is validly existing as a corporation in good standing under the laws of the jurisdiction of its formation. Kansas Gas has the corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as set forth in or contemplated by the Pricing Prospectus, except where the failure to be in good standing would not have a material adverse effect on the business, property or financial condition of Kansas Gas and its subsidiaries considered as a whole, and has all requisite power and authority to sell Securitized Utility Tariff Property as described in the Pricing Prospectus and to otherwise perform its obligation under any Issuer Document to which it is a party. Kansas Gas is the beneficial owner of all of the limited liability company interests of the Issuer.

(g) One Gas Properties, L.L.C. and Utility Insurance Company are the only significant subsidiaries within the meaning of Rule 1-02(w) of Regulation S-X of ONE Gas.

(h) The transfer by Kansas Gas of all of its rights and interests under the Financing Order relating to the Bonds to the Issuer as provided in the Sale Agreement, the execution, delivery and compliance by Kansas Gas with all of the provisions of the Issuer Documents to which Kansas Gas is a party, and the consummation of the transactions herein contemplated by Kansas Gas, and the fulfillment of the terms hereof on the part of Kansas Gas to be fulfilled, will not result in (i) a breach of any of the terms or provisions of, or constitute a default under, ONE Gas’s amended and restated certificate of incorporation or amended and restated by-laws (collectively, the “ONE Gas Charter Documents”), or (ii) a breach of any of the terms of, or constitute a default under, any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which Kansas Gas is now a party, except, in the case of clause (ii), as would not have a material adverse effect on the business, property or financial condition of Kansas Gas.

(i) This Underwriting Agreement has been duly authorized, executed and delivered by Kansas Gas, which has the necessary limited liability power and authority to execute, deliver and perform its obligations under this Underwriting Agreement.

(j) ONE Gas is not in violation of the ONE Gas Charter Documents. Kansas Gas (i) is not in default and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, except for any such defaults that would not, individually or in the aggregate, have a material adverse effect on the business, property or financial condition of Kansas Gas and its subsidiaries considered as a whole, or (ii) is not in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property may be subject, except for any such violations that would not, individually or in the aggregate, have a material adverse effect on the business, property or financial condition of Kansas Gas and its subsidiaries considered as a whole.

(k) There are no legal or governmental actions, suits or proceedings pending or, to Kansas Gas’s knowledge, threatened (i) against Kansas Gas or (ii) which has as the subject thereof any property owned or leased by Kansas Gas, except for such actions, suits or proceedings that, if determined adversely to Kansas Gas, would not reasonably be expected to result in a material adverse effect on the business, properties or financial condition of Kansas Gas or materially adversely affect the consummation of the offering of the Bonds.

(l) Neither Kansas Gas, any of its subsidiaries nor, to the knowledge of Kansas Gas, (i) any director, officer or employee of Kansas Gas or (ii) any agent, affiliate or other person associated with or acting on behalf of the Kansas Gas has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (D) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. Kansas Gas has instituted, maintain and enforce policies and procedures designed to promote and ensure compliance in all material respects with all applicable anti-bribery and anti-corruption laws.

(m) The operations of Kansas Gas and its subsidiaries are and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where Kansas Gas or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Kansas Gas or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of Kansas Gas, threatened.

(n) Neither Kansas Gas nor any of its subsidiaries, nor, to the knowledge of Kansas Gas, any director, officer, employee agent, affiliate or other person associated with or acting on behalf of Kansas Gas or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is Kansas Gas, any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and Crimea (each, a “Sanctioned Country”); and Kansas Gas will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, Kansas Gas and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(o) Other than any necessary action of the KCC, any filings required under the Securitization Act or Financing Order or as otherwise set forth or contemplated in the Pricing Prospectus including the filing of the issuance advice letter, no approval, authorization, consent or order of any public board or body (except such as have been already obtained and other than in connection or in compliance with the provisions of applicable blue-sky laws or securities laws of any state, as to which Kansas Gas makes no representations or warranties), is legally required for the issuance and sale by the Issuer of the Bonds.

(p) Kansas Gas is not and after giving effect to the sale and issuance of the Bonds, neither Kansas Gas nor the Issuer will be, an “investment company” within the meaning of the 1940 Act.

(q) Relying on an exclusion or exemption from the definition of “investment company” under the 1940 Act and Rule 3a-7 under the Investment Company Act, although additional exclusions or exemptions may be available, the Issuer is not a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(r) Each of the Sale Agreement and Servicing Agreement and Administration Agreement will have been prior to the Closing Date duly and validly authorized by Kansas Gas, and when executed and delivered by Kansas Gas and the other parties thereto will constitute a valid and legally binding obligation of Kansas Gas, enforceable against Kansas Gas in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

(s) There are no Kanas transfer taxes related to the transfer of the Securitized Utility Tariff Property or the issuance and sale of the Bonds to the Underwriters pursuant to this Underwriting Agreement required to be paid at or prior to the Closing Date by Kansas Gas or the Issuer.

(t) The nationally recognized accounting firm referenced in Section 3(p) and 9(s) is a firm of independent public accountants with respect to Kansas Gas as required by the Securities Act and the rules and regulations of the Commission thereunder.

(u) Kansas Gas, in its capacity as sponsor with the respect to the Bonds, has caused the Issuer to comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(v) Kansas Gas will comply, and has complied, in all material respects, with its diligence and disclosure obligations in respect to the Bonds under Rule 193 of the Securities Act and Items 1111(a)(7) and 1111(a)(8) of Regulation AB.

(w) The Bonds are not subject to the risk retention requirements imposed by Section 15G of the Exchange Act.

5. Investor Communications.

(a) Issuer and Kansas Gas represent and agree that, unless they obtain the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Issuer and Kansas Gas and the Representatives, it has not made and will not make any offer relating to the Bonds that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” required to be filed by the Issuer or Kansas Gas, as applicable, with the Commission or retained by the Issuer or Kansas Gas, as applicable, under Rule 433 under the Securities Act; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Pricing Term Sheet and each other Free Writing Prospectus identified in Schedule III hereto.

(b) Kansas Gas and the Issuer (or the Representatives at the direction of the Issuer) will prepare a final pricing term sheet relating to the Bonds (the “Pricing Term Sheet”), containing only information that describes the final pricing terms of the Bonds and otherwise in a form consented to by the Representatives, and will file the Pricing Term Sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date such final pricing terms have been established for all classes of the offering of the Bonds. The Pricing Term Sheet is an Issuer Free Writing Prospectus for purposes of this Underwriting Agreement.

(c) Each Underwriter may provide to investors one or more of the Free Writing Prospectuses, including the Pricing Term Sheet, subject to the following conditions:

(i) An Underwriter shall not convey or deliver any Written Communication (as defined herein) to any person or entity in connection with the initial offering of the Bonds, unless such Written Communication (A) constitutes a prospectus satisfying the requirements of Rule 430A under the Securities Act, or (B)(i) is made in reliance on Rule 134 under the Securities Act, is an Issuer Free Writing Prospectus listed on Schedule III hereto or is an Underwriter Free Writing Prospectus (as defined below) and (ii) such Written Communication is preceded or accompanied by a prospectus satisfying the requirements of Section 10(a) of the Securities Act. “Written Communication” has the same meaning as that term is defined in Rule 405 under the Securities Act.

(ii) An “Underwriter Free Writing Prospectus” means any free writing prospectus that contains only preliminary or final terms of the Bonds and is not required to be filed by Kansas Gas or the Issuer pursuant to Rule 433 under the Securities Act and that contains information substantially the same as the information contained in the Pricing Prospectus or Pricing Term Sheet (including, without limitation, (i) the class, size, rating, price, CUSIPs, coupon, yield, spread, benchmark, status and/or legal maturity date of the Bonds, the weighted average life, expected first and final scheduled payment dates, trade date, settlement date, transaction parties, credit enhancement, logistical details related to the location and timing of access to the roadshow, ERISA eligibility, legal investment status and payment window of one or more tranches of Bonds and (ii) a column or other entry showing the status of the subscriptions for the Bonds, both for the Bonds as a whole and for each Underwriter’s retention, and/or expected pricing parameters of the Bonds).

(iii) Each Underwriter shall comply with all applicable laws and regulations in connection with the use of Free Writing Prospectuses and the Pricing Term Sheet, including but not limited to Rules 164 and 433 under the Securities Act.

(iv) All Free Writing Prospectuses provided to investors, whether or not filed with the Commission, shall bear a legend including substantially the following statement:

Kansas Gas Securitization I, L.L.C. (the “Issuing Entity”) and Kansas Gas Service (“Kansas Gas”), a division of ONE Gas, Inc. have filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuing Entity and Kansas Gas have filed with the Commission for more complete information about the Issuing Entity and Kansas Gas and the offering. You may get these documents for free by visiting EDGAR on the Commission’s web site at www.sec.gov. Alternatively, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling J.P. Morgan Securities LLC toll-free at 1-800-408-1016 or by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829.

(v) The Issuer and the Representatives shall have the right to require additional specific legends or notations to appear on any Free Writing Prospectus, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein with the approval of, in the case of the Issuer, Representatives and, in the case of the Representatives, the Issuer (which in either case shall not be unreasonably withheld).

(vi) Each Underwriter covenants with the Issuer and Kansas Gas that after the Final Prospectus is available such Underwriter shall not distribute any written information concerning the Bonds to an investor unless such information is preceded or accompanied by the Final Prospectus or by notice to the investor that the Final Prospectus is available for free by visiting EDGAR on the Commission’s website at www.sec.gov.

(vii) Each Underwriter covenants that if an Underwriter shall use an Underwriter Free Writing Prospectus that contains information in addition to (x) “issuer information”, including information with respect to Kansas Gas, as defined in Rule 433(h)(2) under the Securities Act or (y) the information in the Pricing Package, the liability arising from its use of such additional information shall be the sole responsibility of the Underwriter using such Underwriting Free Writing Prospectus unless the Underwriter Free Writing Prospectus (or any information contained therein) was consented to in advance by Kansas Gas; provided, however, that, for the avoidance of doubt, this clause (vii) shall not be interpreted as tantamount to the indemnification obligations contained in Section 11(b) hereof.

(viii) No Underwriter shall be responsible for any errors or omissions in an Underwriter Free Writing Prospectus to the extent that such error or omission related to or was derived from any information provided by the Issuer or Kansas Gas.

6. Purchase and Sale. On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Issuer shall sell to each of the Underwriters, and each Underwriter shall purchase from the Issuer, at the time and place herein specified, severally and not jointly, at the purchase price set forth in Schedule I hereto, the principal amount of the Bonds set forth opposite such Underwriter’s name in Schedule II hereto. The Underwriters agree to make a public offering of the Bonds. The Issuer shall pay (in the form of a discount to the principal amount of the offered Bonds) to the Underwriters a commission equal to $1,344,000.

7. Time and Place of Closing. Delivery of the Bonds against payment of the aggregate purchase price therefor by wire transfer in federal funds shall be made at the place, on the date and at the time specified in Schedule I hereto, or at such other place, time and date as shall be agreed upon in writing by the Issuer and the Representatives. The hour and date of such delivery and payment are herein called the “Closing Date”. The Bonds shall be delivered to DTC or toU.S. Bank National Association, as custodian for DTC, in fully registered global form registered in the name of Cede & Co., for the respective accounts specified by the Representatives not later than the close of business on the business day preceding the Closing Date or such other time as may be agreed upon by the Representatives. The Issuer agrees to make the Bonds available to the Representatives for checking purposes not later than 1:00 P.M. New York Time on the last business day preceding the Closing Date at the place specified for delivery of the Bonds in Schedule I hereto, or at such other place as the Issuer may specify.

If any Underwriter shall fail or refuse to purchase and pay for the aggregate principal amount of Bonds that such Underwriter has agreed to purchase and pay for hereunder, the Issuer shall immediately give notice to the other Underwriters of the default of such Underwriter, and the other Underwriters shall have the right within 24 hours after the receipt of such notice to determine to purchase, or to procure one or more others, who are members of the Financial Industry Regulatory Authority (“FINRA”) (or, if not members of the FINRA, who are not eligible for membership in the FINRA and who agree (i) to make no sales within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein and (ii) in making sales to comply with the FINRA’s Conduct Rules) and satisfactory to the Issuer, to purchase, upon the terms herein set forth, the aggregate principal amount of Bonds that the defaulting Underwriter had agreed to purchase. If any non-defaulting Underwriter or Underwriters shall determine to exercise such right, such Underwriter or Underwriters shall give written notice to the Issuer of the determination in that regard within 24 hours after receipt of notice of any such default, and thereupon the Closing Date shall be postponed for such period, not exceeding three business days, as the Issuer shall determine. If in the event of such a default no non-defaulting Underwriter shall give such notice, then this Underwriting Agreement may be terminated by the Issuer, upon like notice given to the non-defaulting Underwriters, within a further period of 24 hours. If in such case the Issuer shall not elect to terminate this Underwriting Agreement it shall have the right, irrespective of such default:

(a) to require each non-defaulting Underwriter to purchase and pay for the respective aggregate principal amount of Bonds that it had agreed to purchase hereunder as hereinabove provided and, in addition, the aggregate principal amount of Bonds that the defaulting Underwriter shall have so failed to purchase up to an aggregate principal amount of Bonds equal to one-ninth (1/9) of the aggregate principal amount of Bonds that such non-defaulting Underwriter has otherwise agreed to purchase hereunder, and/or

(b) to procure one or more persons, reasonably acceptable to the Representatives, who are members of the FINRA (or, if not members of the FINRA, who are not eligible for membership in the FINRA and who agree (i) to make no sales within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein and (ii) in making sales to comply with the FINRA’s Conduct Rules), to purchase, upon the terms herein set forth, either all or a part of the aggregate principal amount of Bonds that such defaulting Underwriter had agreed to purchase or that portion thereof that the remaining Underwriters shall not be obligated to purchase pursuant to the foregoing clause (a).

In the event the Issuer shall exercise its rights under (a) and/or (b) above, the Issuer shall give written notice thereof to the non-defaulting Underwriters within such further period of 24 hours, and thereupon the Closing Date shall be postponed for such period, not exceeding three business days, as the Issuer shall determine.

In the computation of any period of 24 hours referred to in this Section 7, there shall be excluded a period of 24 hours in respect of each Saturday, Sunday or legal holiday that would otherwise be included in such period of time.

Any action taken by the Issuer or Kansas Gas under this Section 7 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Underwriting Agreement. Termination of this Underwriting Agreement pursuant to Section 7 shall be without any liability on the part of the Issuer, Kansas Gas or any non-defaulting Underwriter, except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

8. Covenants.

(a) Covenants of the Issuer. The Issuer covenants and agrees with the several Underwriters that:

(i) The Issuer will upon request promptly deliver to the Representatives and Counsel to the Underwriters a conformed copy of the Registration Statement, certified by an officer of the Issuer to be in the form as originally filed and all amendments thereto.

(ii) The Issuer will deliver to the Underwriters, as soon as practicable after the date hereof, as many copies of the Pricing Prospectus and Final Prospectus as they may reasonably request.

(iii) The Issuer will cause or has caused the Final Prospectus to be filed with the Commission pursuant to Rule 424 under the Securities Act as soon as practicable and will advise the Underwriters of any stop order suspending the effectiveness of the Registration Statement or preventing the use of the Registration Statement, or the institution of any proceeding therefor of which the Issuer shall have received notice. The Issuer will use its reasonable best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof. The Issuer has complied and will comply with Rule 433 and Rule 163B under the Securities Act in connection with the offering of the Bonds.

(iv) If, during such period of time (not exceeding nine months) after the Final Prospectus has been filed with the Commission pursuant to Rule 424 under the Securities Act as in the opinion of Counsel for the Underwriters a prospectus covering the Bonds is required by law to be delivered in connection with sales by an Underwriter or dealer (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), any event relating to or affecting the Issuer, the Bonds or the Securitized Utility Tariff Property or of which the Issuer shall be advised in writing by the Representatives shall occur that in the Issuer’s reasonable judgment after consultation with Counsel for the Underwriters (as defined below) should be set forth in a supplement to, or an amendment of the Pricing Package or the Final Prospectus in order to make the Pricing Package or the Final Prospectus not misleading in the light of the circumstances when it is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Issuer will, at its expense, amend or supplement the Pricing Package or the Final Prospectus by either (A) preparing and furnishing to the Underwriters at the Issuer’s expense a reasonable number of copies of a supplement or supplements or an amendment or amendments to the Pricing Package or the Final Prospectus or (B) making an appropriate filing pursuant to Section 13 or Section 15 of the Exchange Act, which will supplement or amend the Pricing Package or the Final Prospectus so that, as supplemented or amended, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Pricing Package or the Final Prospectus is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), not misleading; provided that should such event relate solely to the activities of any of the Underwriters, then such Underwriters shall assume the expense of preparing and furnishing any such amendment or supplement. The Issuer will also fulfill its obligations set out in Section 3(e) above. The Issuer will advise the Underwriters promptly in writing when any supplement to the Pricing Package, the Final Prospectus or any amendment to the Final Prospectus has been filed or distributed.

(v) The Issuer will furnish such proper information as may be lawfully required and otherwise cooperate in qualifying the Bonds for offer and sale under the blue-sky laws of the states of the United States as the Representatives may designate; provided that the Issuer shall not be required to qualify as a foreign limited liability company or dealer in securities, to file any consents to service of process under the laws of any jurisdiction, or meet any other requirements deemed by the Issuer to be unduly burdensome.

(vi) The Issuer will, except as herein provided, pay or cause to be paid all expenses and taxes (except transfer taxes) in connection with (i) the preparation and filing by it of the Registration Statement, Pricing Prospectus and Final Prospectus (including any amendments and supplements thereto) and any Issuer Free Writing Prospectuses, (ii) the issuance and delivery of the Bonds as provided in Section 7 hereof (including, without limitation, certain reasonable fees and disbursements of Counsel for the Underwriters and all trustee, rating agency and KCC advisor fees), (iii) the qualification of the Bonds under blue-sky laws (including counsel fees not to exceed $15,000), (iv) the printing and delivery to the Underwriters of reasonable quantities of the Registration Statement and, except as provided in Section 8(a)(iv) hereof, of the Pricing Package and Final Prospectus. If the obligation of the Underwriters to purchase the Bonds terminates in accordance with the provisions of Sections 7 (but excluding terminations arising thereunder out of an Underwriter default), 9, 10 or 12 hereof, the Issuer (i) will reimburse the Underwriters for the reasonable fees and disbursements of Counsel for the Underwriters, and (ii) will reimburse the Underwriters for their reasonable out-of-pocket expenses, such out-of-pocket expenses in an aggregate amount not exceeding $200,000, incurred in contemplation of the performance of this Underwriting Agreement. The Issuer shall not in any event be liable to any of the several Underwriters for damages on account of loss of anticipated profits.

(vii) During the period from the date of this Underwriting Agreement to the date that is five days after the Closing Date, the Issuer will not, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any asset-backed securities (other than the Bonds).

(viii) To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 9(w) of this Underwriting Agreement is conditioned upon the furnishing of documents or the taking of other actions by the Issuer on or after the Closing Date, the Issuer shall furnish such documents and take such other actions.

(ix) For a period from the date of this Underwriting Agreement until the retirement of the Bonds or until such time as the Underwriters shall cease to maintain a secondary market in the Bonds, whichever occurs first, the Issuer shall file with the Commission, and to the extent permitted by and consistent with the Issuer’s obligations under applicable law, make available on the website associated with the Issuer’s parent, such periodic reports, if any, as are required (without regard to the number of holders of Bonds to the extent permitted by and consistent with the Issuer’s obligations under applicable law) from time to time under Section 13 or Section 15(d) of the Exchange Act; provided that the Issuer shall not voluntarily suspend or terminate its filing obligations with the Commission unless permitted under applicable law and the terms of the Issuer Documents. The Issuer shall also, to the extent permitted by and consistent with the Issuer’s obligations under applicable law, include in the periodic and other reports to be filed with the Commission as provided above or posted on the website associated with the Issuer’s parent, such information as required by Section 3.07(g) of the Indenture with respect to the Bonds. To the extent that the Issuer’s obligations are terminated or limited by an amendment to Section 3.07(g) of the Indenture, or otherwise, such obligations shall be correspondingly terminated or limited hereunder.

(x) The Issuer and Kansas Gas will not file any amendment to the Registration Statement or amendment or supplement to the Final Prospectus or amendment or supplement to the Pricing Package during the period when a prospectus relating to the Bonds is required to be delivered under the Securities Act, without prior notice to the Underwriters, or to which Hunton Andrews Kurth LLP, who are acting as counsel for the Underwriters (“Counsel for the Underwriters”), shall reasonably object by written notice to Kansas Gas and the Issuer.

(xi) So long as any of the Bonds are outstanding, the Issuer will furnish to the Representatives, if and to the extent not posted on EDGAR or the Issuer or its affiliate’s website, (A) as soon as available, a copy of each report of the Issuer filed with the Commission under the Exchange Act or mailed to the Bondholders (to the extent such reports are not publicly available on the Commission’s website), (B) upon request, a copy of any filings with the KCC pursuant to the Financing Order including, but not limited to, any issuance advice letter or any semi-annual, interim or quarterly True-Up Adjustment filings, and (C) from time to time, any information concerning the Issuer as the Representatives may reasonably request.

(xii) So long as the Bonds are rated by any Rating Agency, the Issuer will comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(b) Covenants of Kansas Gas. Kansas Gas covenants and agrees with the several Underwriters that, to the extent that the Issuer has not already performed such act pursuant to Section 8(a):

(i) To the extent permitted by applicable law and the agreements and instruments that bind Kansas Gas, Kansas Gas will use its reasonable best efforts to cause the Issuer to comply with the covenants set forth in Section 8(a) hereof.

(ii) Kansas Gas will use its reasonable best efforts to prevent the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or preventing the use of the Registration Statement, and, if issued, to obtain as soon as possible the withdrawal thereof.

(iii) If, during such period of time (not exceeding nine months) after the Final Prospectus has been filed with the Commission pursuant to Rule 424 under the Securities Act as in the opinion of Counsel for the Underwriters a prospectus covering the Bonds is required by law to be delivered in connection with sales by an Underwriter or dealer (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), any event relating to or affecting Kansas Gas, the Bonds or the Securitized Utility Tariff Property or of which Kansas Gas shall be advised in writing by the Representatives shall occur that in Kansas Gas’s reasonable judgment after consultation with Counsel for the

Underwriters should be set forth in a supplement to, or an amendment of, the Pricing Package or the Final Prospectus in order to make the Pricing Package or the Final Prospectus not misleading in the light of the circumstances when it is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), Kansas Gas will cause the Issuer, at Kansas Gas’s or the Issuer’s expense, to amend or supplement the Pricing Package or the Final Prospectus by either (A) preparing and furnishing to the Underwriters at Kansas Gas’s or the Issuer’s expense a reasonable number of copies of a supplement or supplements or an amendment or amendments to the Pricing Package or the Final Prospectus or (B) causing the Issuer to make an appropriate filing pursuant to Section 13 or Section 15 of the Exchange Act, which will supplement or amend the Pricing Package or the Final Prospectus so that, as supplemented or amended, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Pricing Package or the Final Prospectus is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), not misleading; provided that should such event relate solely to the activities of any of the Underwriters, then such Underwriters shall assume the expense of preparing and furnishing any such amendment or supplement. Kansas Gas will also fulfill its obligations set out in Section 4(e). Kansas Gas will cause Issuer to advise the Underwriters promptly in writing when any supplement to the Pricing Package, the Final Prospectus, or any amendment to the Final Prospectus has been filed or distributed.

(iv) To the extent not paid by the Issuer pursuant to Section 8(a)(vi) hereof, Kansas Gas will, except as herein provided, pay or cause to be paid all expenses and taxes (except transfer taxes) in connection with (i) the preparation and filing by it of the Registration Statement, Pricing Prospectus and Final Prospectus (including any amendments and supplements thereto) and any Issuer Free Writing Prospectuses, (ii) the issuance and delivery of the Bonds as provided in Section 7 hereof (including, without limitation, certain reasonable fees and disbursements of Counsel for the Underwriters and all trustee, rating agency and KCC advisor fees), (iii) the qualification of the Bonds under blue-sky laws (including counsel fees not to exceed $15,000), (iv) the printing and delivery to the Underwriters of reasonable quantities of the Registration Statement and, except as provided in Section 8(a)(iv) hereof, of the Pricing Package and Final Prospectus. If the obligation of the Underwriters to purchase the Bonds terminates in accordance with the provisions of Sections 7 (but excluding terminations arising thereunder out of an Underwriter default), 9, 10 or 12 hereof, Kansas Gas, to the extent not paid by the Issuer pursuant to Section 8(a)(vi), (i) will reimburse the Underwriters for the reasonable fees and disbursements of Counsel for the Underwriters, and (ii) will reimburse the Underwriters for their reasonable out-of-pocket expenses, such out-of-pocket expenses in an aggregate amount not exceeding $200,000, less any amounts paid by the Issuer pursuant to Section 8(a)(vi), incurred in contemplation of the performance of this Underwriting Agreement. Kansas Gas shall not in any event be liable to any of the several Underwriters for damages on account of loss of anticipated profits.

(v) During the period from the date of this Underwriting Agreement to the date that is five days after the Closing Date, Kansas Gas will not, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any asset-backed securities (other than the Bonds).

(vi) Kansas Gas will cause the proceeds for the issuance and sale of the Bonds to be applied for the purposes described in the Pricing Prospectus.

(vii) As soon as practicable, but not later than 16 months, after the date hereof, Kansas Gas will make generally available (by posting on its website or otherwise) to its security holders, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(viii) To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 9(w) of this Underwriting Agreement is conditioned upon the furnishing of documents or the taking of other actions by Kansas Gas on or after the Closing Date, Kansas Gas shall furnish such documents and take such other actions.

(ix) The initial Securitized Utility Tariff Charge will be calculated in accordance with the Financing Order.

(x) Kansas Gas will not file any amendment to the Registration Statement or amendment or supplement to the Final Prospectus or amendment or supplement to the Pricing Package during the period when a prospectus relating to the Bonds is required to be delivered under the Securities Act, without prior notice to the Underwriters or to which Counsel for the Underwriters shall reasonably object by written notice to Kansas Gas.

(xi) So long as any of the Bonds are outstanding, Kansas Gas, in its capacity as sponsor with respect to the Bonds, will cause the Issuer to furnish to the Representatives, if and to the extent not posted on EDGAR or Kansas Gas or its affiliate’s website, (A) upon request, a copy of any filings with the KCC pursuant to the Financing Order including, but not limited to any issuance advice letter, any semi-annual, interim or quarterly true-up adjustment filings, and (B) from time to time, any public financial information in respect of Kansas Gas, or any material information regarding the Securitized Utility Tariff Property to the extent it is reasonably available (other than confidential or proprietary information) concerning the Issuer as the Representatives may reasonably request.

(xii) So long as the Bonds are rated by a Rating Agency, Kansas Gas, in its capacity as sponsor with respect to the Bonds, will cause the Issuer to comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

9. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Bonds shall be subject to the accuracy of the representations and warranties on the part of the Issuer and Kansas Gas contained in this Underwriting Agreement, on the part of Kansas Gas contained in Article III of the Sale Agreement, and on the part of Kansas Gas contained in Section 6.01 of the Servicing Agreement as of the Closing Date, to the accuracy of the statements of the Issuer and Kansas Gas made in any certificates pursuant to the provisions hereof, to the performance by the Issuer and Kansas Gas of their obligations hereunder, and to the following additional conditions:

(a) The Final Prospectus shall have been filed with the Commission pursuant to Rule 424 under the Securities Act prior to 5:30 P.M., New York time, on the second business day after the date of this Underwriting Agreement. In addition, all material required to be filed by the Issuer or Kansas Gas pursuant to Rule 433(d) under the Securities Act that was prepared by either of them or that was prepared by any Underwriter and timely provided to the Issuer or Kansas Gas shall have been filed with the Commission within the applicable time period prescribed for such filing by such Rule 433(d) under the Securities Act.

(b) No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending before, or threatened by, the Commission on the Closing Date; and the Underwriters shall have received one or more certificates, dated the Closing Date and signed by an officer of Kansas Gas and the Issuer, as appropriate, to the effect that no such stop order is in effect and that no proceedings for such purpose are pending before, or to the knowledge of Kansas Gas or the Issuer, as the case may be, threatened by, the Commission.

(c) Hunton Andrews Kurth LLP, as Counsel for the Underwriters, shall have furnished to the Representatives their written opinion, dated the Closing Date, with respect to the issuance and sale of the Bonds, the Indenture, the other Issuer Documents, the Registration Statement and other related matters; and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(d) Richards, Layton & Finger, P.A., Delaware counsel for the Issuer, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding the filing of a voluntary bankruptcy petition.

(e) Richards, Layton & Finger, P.A., Delaware counsel for the Issuer, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain Delaware Uniform Commercial Code matters.

(f) Richards, Layton & Finger, P.A., Delaware counsel for the Issuer, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding other corporate matters.

(g) Baker Botts L.L.P., counsel for the Issuer and Kansas Gas, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, regarding securities laws and other matters.

(h) Baker Botts L.L.P., counsel for the Issuer and Kansas Gas, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain bankruptcy and creditors rights issues relating to the Issuer.

(i) Baker Botts L.L.P., counsel for the Issuer and Kansas Gas, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, as to certain Federal tax matters.

(j) Baker Botts L.L.P., counsel for the Issuer and Kansas Gas, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, as to certain Federal constitutional matters relating to the Securitized Utility Tariff Property.

(k) Baker Botts L.L.P., counsel for the Issuer and Kansas Gas, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, with respect to additional corporate and creditors rights matters relating to the Issuer.

(l) Husch Blackwell LLP, Kansas constitutional law counsel for the Issuer and Kansas Gas, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, regarding certain Kansas constitutional matters relating to the Securitized Utility Tariff Property.

(m) Anderson & Byrd, Kansas regulatory for the Issuer and Kansas Gas, shall have furnished to the Representatives their opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain Kansas regulatory issues.

(n) Anderson & Byrd, Kansas regulatory counsel for Kansas Gas and the Issuer, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, with respect to the characterization of the transfer of the Securitized Utility Tariff Property by Kansas Gas to the Issuer as a “true sale” for Kansas law purposes.

(o) Anderson & Byrd, Kansas regulatory counsel for Kansas Gas and the Issuer shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, regarding various issues, including enforceability, certain Kansas regulatory law matters, including security interest creation, perfection and priority issues under the Securitization Law and the Kansas UCC.

(p) Chapman and Cutler LLP, counsel for the Indenture Trustee, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain matters relating to the Indenture Trustee.

(q) Triplett Woolf Garretson, LLC, special Kansas tax counsel for the Issuer and Kansas Gas, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain state tax matters.

(r) Joseph L. McCormick, Senior Vice President, General Counsel and Assistant Secretary of ONE Gas, shall have furnished to the Representatives his written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, with respect to certain corporate matters relating to Kansas Gas.

(s) On or before the date of this Underwriting Agreement and on or before the Closing Date, a nationally recognized accounting firm reasonably acceptable to the Representatives shall have furnished to the Representatives one or more reports regarding certain calculations and computations relating to the Bonds, in form or substance reasonably satisfactory to the Representatives, in each case in respect of which the Representatives shall have made specific requests therefor and shall have provided acknowledgment or similar letters to such firm reasonably necessary in order for such firm to issue such reports.

(t) Subsequent to the respective dates as of which information is given in each of the Registration Statement, the Pricing Prospectus and the Final Prospectus, there shall not have been any change specified in the letters required by subsection (x) of this Section 9 which is, in the judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Bonds as contemplated by the Registration Statement and the Final Prospectus.

(u) The LLC Agreement, the Administration Agreement, the Sale Agreement, the Servicing Agreement and the Indenture and any amendment or supplement to any of the foregoing shall have been executed and delivered.

(v) Since the respective dates as of which information is given in each of the Registration Statement and in the Pricing Prospectus and as of the Closing Date there shall have been no (i) material adverse change in the business, property or financial condition of Kansas Gas and its subsidiaries, taken as a whole, whether or not in the ordinary course of business, or of the Issuer or (ii) adverse development concerning the business or assets of Kansas Gas and its subsidiaries, taken as a whole, or of the Issuer which would be reasonably likely to result in a material adverse change in the prospective business, property or financial condition of Kansas Gas and its subsidiaries, taken as a whole, whether or not in the ordinary course of business, or of the Issuer or (iii) development which would be reasonably likely to result in a material adverse change, in the Securitized Utility Tariff Property, the Bonds or the Financing Order.

(w) At the Closing Date, (i) the Bonds shall be rated at least the ratings set forth in the Pricing Term Sheet by Fitch Ratings Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and the Issuer shall have delivered to the Underwriters a letter from each such rating agency, or other evidence satisfactory to the Underwriters, confirming that the Bonds have such ratings, and (ii) none of Fitch and Moody’s shall have, since the date of this Underwriting Agreement, downgraded or publicly announced that it has under surveillance or review, with possible negative implications, its ratings of the Bonds.

(x) The Issuer and Kansas Gas shall have furnished or caused to be furnished to the Representatives at the Closing Date certificates of officers of Kansas Gas and the Issuer, reasonably satisfactory to the Representatives, as to the accuracy of the representations and warranties of the Issuer and Kansas Gas herein, in the Sale Agreement, Servicing Agreement and the Indenture at and as of the Closing Date, as to the performance by the Issuer and Kansas Gas of all of their obligations hereunder to be performed at or prior to such Closing Date, as to the matters set forth in subsections (b) and (v) of this Section and as to such other matters as the Representatives may reasonably request.

(y) An issuance advice letter, in a form consistent with the provisions of the Financing Order, shall have been filed with the KCC and shall have become effective.

(z) On or prior to the Closing Date, the Issuer shall have delivered to the Representatives evidence, in form and substance reasonably satisfactory to the Representatives, that appropriate filings have been or are being made in accordance with Kansas Utility Financing and Securitization Act, codified at K.S.A. §§ 66-1,240 - 66-1,253, the Financing Order and other applicable law reflecting the grant of a security interest by the Issuer in the collateral relating to the Bonds to the Indenture Trustee, including the filing of the requisite financing statements in the UCC records of the office of the Secretary of State of the State of Kansas.

(aa) On or prior to the Closing Date, Kansas Gas shall have funded the capital subaccount of the Issuer with cash in an amount equal to $1,680,000.

(bb) The Issuer and Kansas Gas shall have furnished or caused to be furnished or agree to furnish to the Rating Agencies at the Closing Date such opinions and certificates as the Rating Agencies shall have reasonably requested prior to the Closing Date.

Any opinion letters delivered on the Closing Date to the Rating Agencies beyond those being delivered to the Underwriters above shall either (x) include the Underwriters as addressees or (y) be accompanied by reliance letters addressed to the Underwriters referencing such letters.

If any of the conditions specified in this Section 9 shall not have been fulfilled when and as provided in this Underwriting Agreement, or if any of the opinion letters and certificates mentioned above or elsewhere in this Underwriting Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Representatives and Counsel for the Underwriters, all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Issuer in writing or by telephone or facsimile confirmed in writing.

10. Conditions of Issuer’s Obligations. The obligation of the Issuer to deliver the Bonds shall be subject to the conditions that no stop order suspending the effectiveness of the Registration Statement shall be in effect at the Closing Date and no proceeding for that purpose shall be pending before, or threatened by, the Commission at the Closing Date and the issuance advice letter described in Section 9(y) shall have become effective. In case these conditions shall not have been fulfilled, this Underwriting Agreement may be terminated by the Issuer upon notice thereof to the Underwriters. Any such termination shall be without liability of any party to any other party except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

11. Indemnification and Contribution.

(a) Kansas Gas and the Issuer, jointly and severally, agree to indemnify and hold harmless each Underwriter, and each of their respective affiliates (within the meaning of Rule 405 under the Securities Act), directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto) or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Pricing Prospectus, any Issuer Free Writing Prospectus, the Pricing Package or the Final Prospectus (or any amendment or supplement thereto), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) any other information prepared by or on behalf of Kansas Gas or the Issuer and provided to the Underwriters, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any Underwriter Information.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless Kansas Gas and the Issuer, its directors and officers and each person, if any, who controls the Issuer or Kansas Gas within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to Kansas Gas in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, the Pricing Prospectus, any Issuer Free Writing Prospectus, the Pricing Package or the Final Prospectus (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the “Underwriter Information”.

(c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 11 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person, and the Indemnified Person shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for the Issuer and Kansas Gas, its directors and officers who signed the Registration Statement and any control persons of the Issuer or Kansas Gas shall be designated in writing by the Issuer or Kansas Gas. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) If the indemnification provided for in paragraph (a) or (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by Kansas Gas on the one hand and the Underwriters on the other from the offering of the Bonds or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Kansas Gas on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Issuer or Kansas Gas on the one hand and the Underwriters on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by Kansas Gas and the Issuer from the sale of the Bonds and the total underwriting discounts and commissions received by the Underwriters in connection therewith, in each case as set forth in the Final Prospectus, bear to the aggregate offering price of the Bonds. The relative fault of Kansas Gas and the Issuer on the one hand and the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Kansas Gas and the Issuer or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Issuer, Kansas Gas and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 11, in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Bonds exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 11 are several in proportion to their respective purchase obligations hereunder and not joint.

(f) The remedies provided for in this Section 11 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

12. Termination. This Underwriting Agreement may be terminated, at any time prior to the Closing Date with respect to the Bonds by the Representatives by written notice to the Issuer if after the date hereof and at or prior to the Closing Date (a) there shall have occurred any general suspension of trading in securities on the New York Stock Exchange (“NYSE”) or there shall have been established by the NYSE, or by the Commission any general limitation on prices for such trading or any general restrictions on the distribution of securities, or a general banking moratorium declared by New York or federal authorities or (b) there shall have occurred any (i) material outbreak or escalation of hostilities (including, without limitation, an act of terrorism) or

(ii) declaration by the United States of war or national or international calamity or crisis, including, but not limited to, a material escalation of hostilities or a calamity that existed prior to the date of this Underwriting Agreement or (iii) material adverse change in the financial markets in the United States, and the effect of any such event specified in clause (a) or (b) above on the financial markets of the United States shall be such as to materially and adversely affect, in the reasonable judgment of the Representatives, their ability to proceed with the public offering or the delivery of the Bonds on the terms and in the manner contemplated by the Final Prospectus. Any termination hereof pursuant to this Section 12 shall be without liability of any party to any other party except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

13. Representations, Warranties and Covenants of the Underwriters. The Underwriters, severally and not jointly, represent, warrant and agree with the Issuer and Kansas Gas that, unless the Underwriters obtained, or will obtain, the prior written consent of the Issuer or Kansas Gas, the Representatives (x) have not delivered, and will not deliver, any Rating Information (as defined below) to any Rating Agency until and unless the Issuer or Kansas Gas advises the Underwriters that such Rating Information is posted to password-protected website maintained by the Servicer pursuant to paragraph (a)(3)(iii)(B) of Rule 17g-5 under the Exchange Act in the same form as it will be provided to such Rating Agency, and (y) have not participated, and will not participate, with any Rating Agency in any oral communication of any Rating Information without the participation of a representative of the Issuer or Kansas Gas. For purposes of this Section 13, “Rating Information” means any information provided to a Rating Agency for the purpose of determining an initial credit rating on the Bonds.

14. Absence of Fiduciary Relationship. Each of the Issuer and Kansas Gas acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Issuer and Kansas Gas with respect to the offering of the Bonds contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Issuer or Kansas Gas. Additionally, none of the Underwriters is advising the Issuer or Kansas Gas as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Issuer and Kansas Gas shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Issuer or Kansas Gas with respect thereto. Any review by the Underwriters of the Issuer or Kansas Gas, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Issuer or Kansas Gas.

15. Notices. All communications hereunder will be in writing and may be given by United States mail, courier service, telecopy, telefax or facsimile (confirmed by telephone or in writing in the case of notice by telecopy, telefax or facsimile) or any other customary means of communication, and any such communication shall be effective when delivered, or if mailed, three days after deposit in the United States mail with proper postage for ordinary mail prepaid, and if sent to the Representatives, to it at the address specified in Schedule I hereto; and if sent to Kansas Gas, to it at 15 East Fifth Street, Tulsa, Oklahoma 74103, (fax: 918-947-6117); Attention: General Counsel; and if sent to the Issuer, to it at 15 East Fifth Street, Suite 2662, Tulsa, Oklahoma 74103, Attention: Manager. The parties hereto, by notice to the others, may designate additional or different addresses for subsequent communications.

16. Successors. This Underwriting Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 11 hereof, and no other person will have any right or obligation hereunder.

17. Applicable Law. This Underwriting Agreement will be governed by and construed in accordance with the laws of the State of New York.

18. Counterparts. This Underwriting Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Underwriting Agreement or any document to be signed in connection with this Underwriting Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

19. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Issuer, Kansas Gas and the Underwriters, or any of them, with respect to the subject matter hereof.

20. Recognition of the U.S. Special Resolution Regimes

(w) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Underwriting Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Underwriting Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(x) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Underwriting Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Underwriting Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among Kansas Gas, the Issuer and the several Underwriters.

Very truly yours,

KANSAS GAS SERVICE,
a Division of ONE GAS, INC.

By:	/s/ Caron A. Lawhorn
Name:	Caron A. Lawhorn
Title:	Senior Vice President and Chief Financial Officer

KANSAS GAS SERVICE SECURITIZATION I, L.L.C.

By:	/s/ Caron A. Lawhorn
Name:	Caron A. Lawhorn
Title:	Senior Vice President and Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted by the
Representatives on behalf of the Underwriters as of the date specified in Schedule I hereto.

J.P. MORGAN SECURITIES LLC

By:	/s/ Mark Gilmore
Name:	Mark Gilmore
Title:	Managing Director

RBC CAPITAL MARKETS, LLC

By:	/s/ Keith Helwig
Name:	Keith Helwig
Title:	Managing Director

SCHEDULE I

Underwriting Agreement dated November 9, 2022

Registration Statement Nos. 333-267322 and 333-267322-01

Representatives: J.P. Morgan Securities LLC and RBC Capital Markets, LLC

c/o J.P. Morgan Securities LLC

Address:      383 Madison Avenue

                    New York, New York 10179

Attention: Mark Gilmore

c/o RBC Capital Markets, LLC

Address:      200 Vesey Street, 8th Floor

                    New York, New York 10281

Attention: Keith Helwig

Title, Purchase Price and Description of Bonds:

Title:	Kansas Gas Securitization I, L.L.C. Series 2022-A Senior Secured Securitized Utility Tariff Bonds,

	Principal Amount Offered	Interest Rate	Initial Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer (Before Expenses)
Tranche A Bond	$336,000,000	5.486%	99.97947%	0.400%	$334,587,019

Original Issue Discount (if any):	$68,981

Redemption provisions:	None

Other provisions:	None

Closing Date, Time and Location:	November 18, 2022, 9:00 a.m.; offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002-4995 and simultaneously in the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166

I-1

SCHEDULE II

Principal Amount of Bonds to be Purchased

Underwriter	Tranche A
J.P. Morgan Securities LLC	$201,600,000
RBC Capital Markets, LLC	117,600,000
BofA Securities, Inc.	8,400,000
Wells Fargo Securities, LLC	8,400,000
Total	$336,000,000

II-1

SCHEDULE III

Schedule of Issuer Free Writing Prospectuses

A.	Free Writing Prospectuses not required to be filed

Electronic Road Show, November 3, 2022 through November 9, 2022

Intex CDI files

Information consistent with the Preliminary Prospectus and Final Prospectus included in the Bloomberg pricing message, dated November 9, 2022

B.	Free Writing Prospectuses required to be filed pursuant to Rule 433

Preliminary Term Sheet, dated November 3, 2022

Pricing Term Sheet, dated November 9, 2022

III-1

SCHEDULE IV

Descriptive List of Underwriter Provided Information

A. Pricing Prospectus

(a) under the heading “PLAN OF DISTRIBUTION” in the Preliminary Prospectus: (i) the paragraph immediately under “The Underwriters’ Sale Price for the Securitized Utility Tariff Bonds”; (ii) the third sentence under the caption “No Assurance as to Resale Price or Resale Liquidity for the Securitized Utility Tariff Bonds”; (iii) the entire first full paragraph under the caption “Various Types of Underwriter Transactions Which May Affect the Price of the Securitized Utility Tariff Bonds” (except the last sentence thereof); and (iv) the second sentence of the second full paragraph and the last sentence of the fifth full paragraph under the caption “Various Types of Underwriter Transactions Which May Affect the Price of the Securitized Utility Tariff Bonds”; and (b) under the heading “OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIZED UTILITY TARIFF BONDS” in the Preliminary Prospectus, the first sentence under the caption “The absence of a secondary market for a series of securitized utility tariff bonds might limit your ability to resell your securitized utility tariff bonds.”

B. Final Prospectus

(a) under the heading “PLAN OF DISTRIBUTION” in the Prospectus: (i) the paragraph immediately under “The Underwriters’ Sale Price for the Securitized Utility Tariff Bonds”; (ii) the third sentence under the caption “No Assurance as to Resale Price or Resale Liquidity for the Securitized Utility Tariff Bonds”; (iii) the entire first full paragraph under the caption “Various Types of Underwriter Transactions Which May Affect the Price of the Securitized Utility Tariff Bonds” (except the last sentence thereof); and (iv) the second sentence of the second full paragraph and the last sentence of the fifth full paragraph under the caption “Various Types of Underwriter Transactions Which May Affect the Price of the Securitized Utility Tariff Bonds”; and (b) under the heading “OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIZED UTILITY TARIFF BONDS” in the Prospectus, the first sentence under the caption “The absence of a secondary market for a series of securitized utility tariff bonds might limit your ability to resell your securitized utility tariff bonds.”

IV-1